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                          [MARKS & MURASE LETTERHEAD]

                                                                Exhibit 5

                               September 25, 1997


MEHL/Biophile International
  Corporation
4127 N.W. 27th Lane
Gainesville, Florida 32606

Dear Sirs:

        We have acted as counsel to MEHL/Biophile International Corporation (the "Company") in connection with the Amendment No. 1 to Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission on September 25, 1997 covering the resale of up to 6,211,180 shares of the Company's Common Stock (the "Shares") issuable upon the conversion of 10,000 shares of 5% Cumulative Convertible Preferred Stock, Series E (the "Preferred Shares").

        We are of the opinion that upon the issuance of the Shares in accordance with the terms of conversion of the Preferred Shares, the Shares will when sold be legally issued, fully paid and non-assessable.

        We hereby consent to the inclusion of our name under the caption "Legal Matters" in the Prospectus which is included in the Registration Statement.

                                        Very truly yours,

                                        MARKS & MURASE L.L.P.